Samuel T. Coetzer Employment Agreement

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT, made as of the 1st day of January, 2013 or such earlier date that the parties agree (the “Effective date”) (the “Agreement”) by and between GOLDEN STAR RESOURCES LTD. or its nominee (the “Company”) and Samuel T. Coetzer (the “Employee”).
WHEREAS the Company wishes to employ the Employee and have the benefit of the Employee’s services; and
WHEREAS the Employee wishes to be so employed.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Employment
(a)    The Company shall employ the Employee, and the Employee shall serve in the employ of the Company and render exclusive and full-time services to the Company in such other offices of the Company or its affiliates as may be designated by the Board of Directors or the Executive Chairman of the Board, on the terms and conditions set forth in this Agreement and subject to the direction of the Executive Chairman of the Board. The Employee shall be employed as President and Chief Executive Officer.
(b)    The Employee shall not serve as a director, general partner or manager of any other entity without the prior written consent of the Board of Directors.
(c)    The Employee’s principal place of employment with respect to his services to the Company shall be Toronto, Ontario, Canada.
(d)    The Employee acknowledges that he will be required to travel extensively and perform his duties in other locations and the Employee shall undertake such amount of travel away from his principal place of employment as may reasonably be necessary for the business of the Company.

2.	Term of Employment
The Agreement shall become effective on the Effective Date and, unless the Employee’s employment is terminated as provided in Section 5, shall continue indefinitely.

3.	Services
The Employee shall devote his entire business time, best efforts, skills and attention to the Company in fulfilling his duties and responsibilities hereunder faithfully and diligently. The Employee shall assume and perform to the best of his abilities the responsibilities of President and Chief Executive Officer of the Company as well as such other responsibilities as may be assigned to him by the Executive Chairman of the Board of the Company and as are appropriate to the offices he holds. The Employee will engage in no other business or activity for compensation except for the management of his personal investments and any business or activity with respect to which he has received the prior written consent of the Board of Directors. The Employee shall report to the Executive Chairman of the Board and Board of Directors.

4.	Compensation and Benefits
(a)    The Company shall pay to the Employee, and the Employee hereby accepts, a salary (the “Base Salary”) at the rate of C$500,000.00 per annum, less statutory deductions. The Base Salary may be increased from time to time by the Board of Directors of the Company during the term of the Agreement and, upon any increase, such increased salary shall then become the Base Salary. The Base Salary shall be payable in equal monthly installments in arrears.
(b)    The Employee shall be entitled to participate in the Company’s Executive Management Performance Bonus Plan and in any successor bonus plan. The target bonus level shall be 100% of Base Salary but this may vary between 0% and 200% depending on results and performance.
(c)    The Company shall reimburse the Employee for all reasonable and documented travel, entertainment and other business expenses actually and properly incurred by him in connection to his duties hereunder. The Employee shall render expense accounts requesting reimbursements of his expenses hereunder within a reasonable period of time following such expense and in accordance with such documentation and verification as the Executive Chairman of the Board may from time to time require.
(d)    The Employee shall be entitled to participate in such of the Company’s benefit and deferred compensation plans as are from time to time available to executive officers of the Company, including medical and dental health plans, life and disability insurance plans, supplemental retirement programs and other fringe benefit plans (provided, however, that the Employee’s benefits may be modified by the Company or the Employee may be denied participation in any such plan because of a condition or restriction imposed by law or regulation or third-party insurer or other provider relating to participation).
(e)    The Employee shall be entitled to participate in any and all applicable group savings or retirement plans, or other fringe benefits of the Company as established by the Company from time to time in which executive officers are eligible to participate, provided that the Employee shall have fulfilled all eligibility requirements for such benefits.
(f)    The Employee shall be entitled to four weeks of paid vacation during each year of employment hereunder at such time or times as may be selected by the Employee and approved by the Executive Chairman of the board, and as are in accordance with the Company’s policies and reasonable operating requirements. The Employee shall be entitled to all public holidays applicable in Canada to a maximum of ten (10) days per annum.

5.	Termination
The Agreement and Employee’s employment hereunder may be terminated in the following manner. In each case, the Company shall have no obligations to the Employee following termination, other than as set forth in this Agreement. For clarity, the date of termination is the Employee’s last day of work and does not include any period in which the Employee is receiving pay in lieu of notice, termination pay, severance pay or any other monies in relation to the cessation of his employment.
(a)    Upon Retirement:

(i)
At the time of retirement, the Employee shall be paid in a lump sum payment all accrued salary, any benefits then due and payable under any plans of the Company in which the Employee is a participant (in accordance with the provisions of the applicable plan), accrued vacation pay and reimbursement of any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination (“Accrued Compensation”).

(b)    By the Company:

(i)
for cause, immediately upon notice in writing from the Company to the Employee. For purposes of this Agreement, “cause” shall mean: (1) unless resulting from disability as defined in Section 5(b)(iv), the Employee’s material breach of any terms of this Agreement, if such material breach has not been cured within thirty (30) days following written notice of such breach to the Employee from the Company setting forth with specificity the nature of the breach or, if cure cannot reasonably be effected within such 30- day period, if the Employee does not commence to cure the breach within such 30-day period and thereafter pursue such cure continuously and with due diligence until cure has been fully effected; (2) the Employee’s willful dishonesty towards, fraud upon, crime against, bad faith action with respect to, deliberate or attempted injury to, or gross misconduct or material noncompliance with the Company’s policies and procedures which is materially injurious to the Company; (3) the Employee’s conviction of any crime pursuant to the Criminal Code of Canada (whether in connection with the Company’s affairs or otherwise); (4) the Employee’s failure to comply with any lawful directive of the Board of Directors, the failure to comply with which is stated in such directive to be grounds for termination; or (5) any other misconduct which constitutes cause pursuant to the common law. At the time of termination, the Company shall pay the Accrued Compensation to the Employee.

(ii)
without cause, at any time upon the Company paying to the Employee in cash or cash equivalent acceptable to the Employee, in a lump sum at the time of termination, Accrued Compensation plus severance compensation in an amount equal to two times the sum of (1) the Employee’s then current Base Salary, (2) the average of the target bonus for the Employee for the current year and the bonus paid to the Employee for the previous year, (3) the amount of employer RRSP contributions contributed to the Employee’s account for the most recent plan year before the termination date, and (4) the amount paid by the Company for welfare benefits on behalf of the Employee for the most recent year.

(iii)
immediately and without notice upon the death of the Employee, in which case the Company shall have no further obligation to the Employee’s estate or representatives other than to pay Accrued Compensation up to and including the end of the month in which death occurred.

(iv)
at any time upon 90 days notice in writing from the Company to the Employee, if the Employee shall by reason of disability have failed to perform his duties under the Agreement. During the 90-day notice period, the Employee shall be considered a full-time employee of the Company. The Employee’s disability means his incapacity due to physical or mental illness such that he is unable to perform his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) the concurring opinions of two licensed physicians (one selected by the Company and one by the Employee) or (2) the Employee has failed for any three consecutive months in any calendar year or for six months in the aggregate in any two successive calendar years to have performed substantially all of his duties under this Agreement by reason of physical or mental illness, as determined by the Board of Directors. The Employee acknowledges that it would constitute undue hardship on the Company to continue to employ him in these circumstances and, as such, the Company shall have fulfilled its obligation to accommodate to the point of undue hardship. The Company shall pay to the Employee in a lump sum at the time of termination (x) Accrued Compensation and (y) such other payments as may be then due under any disability insurance policy of the Company in accordance with the terms of such policy.

(c)    By the Employee:

(i)
for material breach of this Agreement by the Company, immediately upon notice in writing from the Employee to the Company, in which case the Employee shall have no further obligation to the Company, and the Company shall make a lump sum payment to the Employee in cash or cash equivalent acceptable to the Employee at the time of termination, of Accrued Compensation plus Twelve Months Severance Compensation. For purposes of this clause, “material breach” shall include:

(A)	the reduction by the Company of the Employee’s Base Salary or other benefits;

(B)	the non-payment of compensation and provision of benefits when, as and if due within 10 business days of written notice to the Company by the Employee that such payment was not made when due;

(C)	the material reduction by the Company of the Employee’s responsibilities or title; and

(D)	the failure of a successor entity to adopt this Agreement.

(ii)
voluntarily, if Sections 5(b)(i), 5(b)(ii), 5(c)(i) or 6 are not applicable, at any time upon three months’ notice in writing to the Company, in which case the Company shall pay to the Employee in a lump sum at the time of termination Accrued Compensation up to and including the date of termination. The Company may waive the requirement of written notice or the notice period in whole or in part, in which case the Company shall pay to the Employee in a lump sum at the time of termination an amount equal to Accrued Compensation through the date on which termination would have occurred had the notice not been waived.

(d)    Upon any termination of employment as set forth in this Section 5 or 6, the Employee shall, unless otherwise advised by the Company, do the following:

(i)
immediately resign all offices held (including directorships, if any) in the Company (and any subsidiary or other affiliated company of the Company and any entity in which Employee holds office at the direction of the Company) and, except as provided in this Agreement, the Employee shall not be entitled to receive any additional severance payment or additional compensation for loss of office or otherwise by reason of the resignation. If the Employee fails to resign as described herein, the Company is irrevocably authorized to appoint any other person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to such resignation; and

(ii)	promptly return to the Company all books of account, computer files, maps, records, reports and other documents, materials and property of the Company in the possession or control of the Employee.
(e)    All amounts payable in cash or cash equivalent acceptable to Employee under this Section 5 shall, within seven days of termination, at the option of the Company be delivered to the Employee personally or be mailed to the Employee at the address referred to in Section 11(d).
(f)    The Employee acknowledges that the amounts set forth in Sections 5 and 6 are fair and reasonable, include any amounts to which the Employee would be entitled pursuant to the Ontario Employment Standards Act and constitute the Employee’s complete entitlement upon termination of his employment for any of the reasons set out in Sections 5 or 6.

6.	Change of Control
(a)    In the event of a Termination Upon a Change in Control, the Company shall immediately pay to the Employee in a lump sum payment Accrued Compensation and Change of Control Severance. For the avoidance of doubt, a Termination Upon a Change of Control shall not constitute a termination under Section 5 of this Agreement, and the Employee shall not be entitled to any payment or benefits under Section 5. The Company shall have no further obligation to the Employee except as provided under this Agreement.

(v)
“Termination Upon a Change in Control” shall mean a termination of the Employee’s employment without cause within 12 months following a Change in Control (as defined below) or a termination by the Employee for Good Reason within 12 months following a Change in Control.

(vi)	“Good Reason” shall mean any of the following (without the Employee’s express written consent):

(A)
the assignment to the Employee by the Company of duties inconsistent with, or a substantial alteration in the nature or status of, the Employee’s responsibilities immediately prior to a Change in Control; or

(B)	a reduction by the Company in the Employee’s compensation or benefits as in effect on the date of a Change in Control.

(vii)
A “Change in Control” shall be deemed to have occurred if (1) any person, entity or group of persons or entities, acting jointly or in concert, is or becomes the beneficial owner, directly or indirectly, of more than thirty percent (30%) of the then outstanding voting stock of the Company; or (2) persons who are Incumbent Directors cease to constitute a majority of the Board of Directors; or (3) the stockholders of the Company approve a merger, consolidation or amalgamation of the Company with any other corporation, other than a merger, consolidation or amalgamation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation, or (4) the stockholders approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets in one or a series of related transactions.

(viii)
“Incumbent Director” means any person who serves on the Board of Directors of the Company as of the date of this Agreement and any person who is added to the Board thereafter with the approval of a majority of the persons who are then Incumbent Directors.

(ix)
“Change of Control Severance” means an amount equal to (a) two times the sum of (1) the Employee’s Base Salary for the calendar year in which the termination became effective, (2) the average of the target bonus for the Employee for the current calendar year and the bonus paid to the Employee for the previous year, (3) the amount of employer RRSP contributions contributed to the Employee’s account for the most recent plan year before the termination date, and (4) the amount paid by the Company for welfare benefits on behalf of the Employee for the most recent year, plus (b) a portion of the target bonus for the Employee for the current calendar year which is pro rata to the portion of such year prior to the Employee’s Change of Control Termination.

(b)    In the event of a Termination Upon a Change of Control, the Company shall, at its sole expense, provide the Employee with outplacement services, the scope and provider of which shall be selected by the Employee in his sole discretion and the cost of which shall not exceed an amount equal to 10% of the Employee’s then current Base Salary.

7.	Acceleration and Vesting of Stock Options
All of the stock options granted to the Employee under the stock option plan of the Company or any of its subsidiary companies shall become immediately exercisable and vested and shall remain exercisable for a period of 12 months from the date of termination of the Employee’s employment (a) upon a Change of Control or (b) if after the first anniversary of the Effective Date should the Company terminate the Agreement or the employment of the Employee without cause. Notwithstanding any of the foregoing, under no circumstances shall an option remain exercisable for more than 10 years after the date it was granted.

8.	Confidentiality and Restrictive Covenant
The Employee acknowledges that as a condition of his employment he is required to maintain the confidentiality of the Company’s confidential and proprietary information and, accordingly, acknowledges that he will become a party to and continue to be bound by the Confidentiality and Restrictive Covenant Agreement between the Company and the Employee.

9.	Company Policies
The Employee agrees to comply with the written policies of the Company, including the Code of Ethics for Directors, Senior Executive and Financial Officers and other Executive Officers and the Business Conduct and Ethics Policy (including the Insider Trading Policy). The Company shall promptly notify the Employee of any modifications to its policies.

10.	Miscellaneous
(a)    The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
(b)    Should a court or other body of competent jurisdiction determine that any provision of this Agreement is invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.
(c)    This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada therein, without reference to principles of conflict of laws, and each of the parties submits to the non-exclusive jurisdiction of the courts of the province of Ontario.
(d)    Any and all notices referred to herein shall be in writing and may be delivered by mail, by facsimile transmission or by hand. Notice shall be deemed given five days after mailing, if mailed in Canada by registered mail, on the date of actual receipt if given by facsimile transmission, or on the date of delivery, if delivered by hand.
Address for mailing, telecopy or delivery by hand shall be as follows:
•    To the Employee:
3 Saintfield Avenue
Toronto, Ontario
Canada M3C 2M4
e-mail: Sam_Coetzer@me.com
•    To the Company:
Suite 1200, 120 King St. West, Toronto, Ontario
Attention: Executive Chairman of the Board
Email: TBaker@gsr.com
or such other address as either party may from time to time designate in writing.
(e)    This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee, provided that a deceased Employee’s right to payment hereunder may be assigned by will or the laws of descent and distribution.
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.
(f)    This Agreement supersedes any and all prior written and oral employment agreements between the Company and the Employee and, together with the Confidentiality and Restrictive Covenant Agreement between the Company and Employee, represents the entire agreement between the parties and may be amended, modified, superseded, or cancelled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall not affect the right at a later time to enforce the same.
(g)    This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
(h)    All compensation and benefits to the Employee hereunder shall be reduced by all federal, provincial, local and other withholdings and similar taxes and payments required by applicable law.
(i)    All references to currency in this Agreement are to Canadian dollars.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year appearing on page one of this Agreement.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Chris Thompson	/s/ Roger Palmer
Name:	Chris Thompson	Witness
Title:	Chairman of the Board

/s/ Samuel T. Coetzer		/s/ S. Mitchell Wasel
Samuel T. Coetzer		Witness

GOLDEN STAR RESOURCES LTD.
CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT
THIS CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT, made as of the 20th day of December 2012 (the “Effective Date”) (the “Agreement”) by and between GOLDEN STAR RESOURCES LTD. (the “Company”) and Samuel T. Coetzer (the “Employee”).
WHEREAS the Company and the Employee are parties to an employment agreement dated as of the 1st day of January 2013 (the “Employment Date”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:
In connection with your employment with Golden Star Resources Ltd. and its affiliates (collectively the “Company”), you have access to financial, operating, technical and other information concerning the Company and its mining assets and specifically, but not limited to, the properties of the Company, or access to confidential records of the Company containing such information, some of which has not previously been made available to the public at large prior to the date hereof (“Confidential Information”).
You understand that Confidential Information received by you in the course of your employment with the Company is considered by the Company to be confidential in nature and you will treat it as such. In consideration for being employed by the Company as aforesaid, you agree to the covenants that follow and you will not, without the express written consent of the Company, use Confidential Information for any purpose other than to provide the employment services for which you were hired.
The term “person” as used herein shall be interpreted very broadly and shall include without limitation any corporation, company, partnership or individual.
You agree that you will not, either during the term of your employment with the Company, or at any time thereafter, disclose or reveal in any manner whatsoever, the Confidential Information to any other person, except as required to carry out the terms of your employment, nor shall you make any use thereof, directly or indirectly, for any purpose other than the purposes of the Company, and you shall not disclose or use for any purposes, other than those of the Company, the Confidential Information.
You are hereby advised that there are restrictions on the purchase of securities imposed by applicable Canadian and United States securities laws and other domestic and foreign laws relating to the possession of material information about a public company that has not previously been made available to the public at large.
In the event that your employment with the Company is terminated for any reason whatsoever, you agree that you shall return to the Company, promptly upon the Company’s written request therefor, any documents, photographs, magnetic tapes and other property containing Confidential Information which were received by you pursuant hereto without retaining copies thereof.
The provisions of this agreement relating to Confidential Information will not apply to any part of such Confidential Information which you can clearly demonstrate to the reasonable satisfaction of the Company is now or subsequently becomes part of the public domain through no violation of this letter agreement, or was in your lawful possession prior to its disclosure to you by the Company.
You shall not, without the Company’s prior written approval, at any time during the period of your employment and within two (2) years following the termination of your employment with the Company, either individually or with any other person, whether as principal, agent, shareholder, officer, advisor, manager, employee or otherwise, (a) solicit, recruit or employ any person who is a full time employee of the Company at the date of termination of your employment; (b) acquire, lease or otherwise obtain or control any beneficial, direct or indirect interest in mineral rights or other rights or lands within twenty five (25) kilometers of any mineral property in which the Company holds, contemplates acquiring or is negotiating to acquire an interest at the date of termination; or (c) provide service to any entity that occupies land within twenty five (25) kilometers of any mineral property in which the Company holds, contemplates acquiring or is negotiating to acquire an interest at the date of termination.
If, notwithstanding the prohibition set forth in the preceding paragraph, you acquire, lease or otherwise obtain or control any interest, directly or indirectly, in breach of the preceding paragraph, you shall notify the Company of such acquisition within the thirty (30) days immediately following the date of such acquisition and you agree, upon demand by the Company, to convey or cause to be conveyed such interest to the Company as soon as practicable thereafter, in consideration of the payment by the Company to you of the sum of $1.00.
You acknowledge that the Company would not have an adequate remedy at law for monetary damages in the event that the covenants referred to above are not performed in accordance with their terms and therefore agree that the Company shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.
It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other right, power or privilege hereunder.
Should any provision or provisions of this Agreement be illegal or not enforceable, it or they shall be considered separate and severable from this Agreement and its remaining provisions shall remain in force and be binding upon the parties as though the provision or provisions had never been included.
This Agreement shall be governed and construed in accordance with the laws of the province of Ontario.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year appearing on page one of this Agreement.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Chris Thompson	/s/ Roger Palmer
Name:	Chris Thompson	Witness
Title:	Chairman of the Board

/s/ Samuel T. Coetzer		/s/ S. Mitchell Wasel
Samuel T. Coetzer		Witness